Exhibit 10.1

March 10, 2026

Via Docusign:

Mr. George D. Johnstone

Re: Transition Services and Release

Dear George:

Thank you for your devoted service to Brandywine Realty Trust (the “Company”). This letter agreement (“Agreement”) is intended to memorialize our arrangements regarding your retirement from employment with the Company and the transition of your duties to other Company personnel.

Your last day of employment as the Company’s Executive Vice President, Operations was February 20, 2026 (“Transition Date”). You resigned all officer titles and positions with the Company and its affiliates effective as of the Transition Date, and you agree to execute such further documents as the Company may request to confirm such resignation.

From the Transition Date until August 20, 2026 (the “Cessation Date”), you agree to serve the Company as a Senior Adviser. In this capacity, you will provide such support as may be reasonably requested by the Company’s senior management to achieve an orderly transition of your former duties to other Company personnel. Such support may include, for example: (i) conveying institutional knowledge to your successors regarding Company systems, policies and historical practices; (ii) providing guidance to your successors as they assume their new roles; and (iii) responding to inquiries from the Company’s senior management regarding matters within your former areas of responsibility. The Company agrees that it will exercise commercially reasonable efforts to schedule and limit your services under this paragraph so as not to interfere with your personal and other professional commitments. As Senior Adviser, you will have no authority to bind the Company and will have no responsibility for day-to-day management or supervision of Company employees. On the Cessation Date, your service to the Company and its affiliates in all capacities will automatically cease.

In consideration for your services as Senior Adviser and your execution of this letter and the attached release, you will receive payments totaling $400,000. These payments will be made to you as follows: (1) $240,000 will be paid to you on the first regularly scheduled payroll date that occurs after the attached release becomes irrevocable; and (2) the remaining $160,000 will be paid to you in equal installments at regular payroll intervals from April through August 2026. Except for these payments, you acknowledge and agree that you will not be entitled to any compensation or benefits for your service after the Transition Date. These payments will be subject to tax withholding to the extent required by applicable law.

You acknowledge and agree that the payments described in the preceding paragraph are expressly conditioned on your execution of the release of claims attached to this Agreement (the “Release”), on such Release becoming irrevocable no later than 21 days following the date of this letter, and on your compliance with this Agreement. The parties further agree that, upon the Release becoming irrevocable no later than 21 days following the date of this letter, you will have satisfied the release requirement described in the Award Certificates of your Performance-Based Restricted Stock Unit Award Agreements.

Given the limited nature of your services as Senior Adviser, the parties agree that you experienced a “separation from service” (as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended) as of the Transition Date. Similarly, the parties agree that your service as a Senior Adviser will not be considered for purposes of determining the pro-ration of your performance-based restricted stock unit awards and the outperformance elements of your restricted stock unit awards in connection with your retirement; such pro-ration will be determined solely based on your service to the Company through the Transition Date.

You agree that you will always cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) relating to your tenure with the Company. You will render such cooperation in a timely manner upon reasonable notice from the Company. The Company agrees that it will exercise commercially reasonable efforts to schedule and limit the need for your cooperation under this paragraph so as not to interfere with your personal and other professional commitments.

You agree that you will not at any time make, publish or communicate any disparaging remarks, comments, or statements regarding the Company, its affiliates, their businesses, or any of their employees, officers, or directors.

You agree that, from the Transition Date through the Cessation Date, you will not do any of the following, directly or indirectly, except on behalf of the Company or with the Company’s express written consent:

(1) solicit, induce, encourage any employee, contractor, investor, lender, partner or supplier of the Company to terminate or alter his, her or its relationship with the Company;

(2) hire, employ or engage (or attempt to hire, employ or engage) any person employed or engaged by the Company (or who was employed or engaged by the Company within the preceding 12 months) or discuss any potential employment or engagement with any such person, even if you do not initiate the discussion; or

(3) establish, invest in, promote or perform services for another enterprise engaged in the acquisition, development, redevelopment, ownership, management or operation of office, life science/lab, residential or mixed-use properties with 50 miles of Philadelphia, PA, Washington, DC or Austin, TX; provided, that my ownership of less than one percent of the outstanding publicly traded capital stock of any company will not violate this paragraph, so long as I have no other relationship with such company.

You agree that the foregoing restrictions, including the duration and scope thereof, are reasonable and necessary to protect the Company’s legitimate business interests. You acknowledge that any threatened or actual violation of the foregoing restrictions will constitute an immediate and irreparable injury to the Company for which there would be no adequate remedy at law and the Company shall have the right to enforce the foregoing restrictions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for such breach or threatened breach.

Nothing in this Agreement, the Release or any other agreement between you and the Company will (x) prohibit you from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation, (y) require prior approval by the Company or notification to the Company of any such report or (z) prevent you from collecting a monetary award in connection with such report.

This Agreement, together with the Release, represents the entire agreement and understanding between the Company and you regarding the cessation of your employment with the Company and your entitlements in connection with such cessation and supersedes any prior discussions or agreements regarding those topics.

Neither the execution of the Agreement by any of the parties, nor the terms hereof, constitute or should be construed to constitute any admission or evidence of any wrongdoing, liability or violation of any federal, state or local law or the common law on the part of any of the parties. The Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard for choice of law provisions.

The parties have executed this Agreement voluntarily, without any duress or undue influence. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this letter agreement may be executed and delivered by DocuSign or other electronic signature (including portable document format) by any of the parties and the receiving parties may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

[signature page follows]

Please countersign below to indicate that you agree to the terms of this Agreement.

Sincerely,

/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Acknowledged and agreed by:

/s/ George D. Johnstone
George D. Johnstone

Date: 3/10/2026

RELEASE OF CLAIMS

IN CONSIDERATION of the payments and rights described in the letter agreement entered into by Brandywine Realty Trust (the “Company”) and George D. Johnstone (“Executive”) dated as of March 10, 2026, (the “Agreement”), and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Executive, on behalf of himself and his heirs, executors, administrators, and assigns, hereby releases and discharges the Company and each of its past, present and future subsidiaries, divisions, affiliates and parents, and each of their respective current and former officers, directors, employees, agents, shareholders, employee benefit plans (and the administrator(s) and fiduciaries of such plans), attorneys, and/or owners, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively, the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorney’s fees, costs, expenses, and demands whatsoever (“Claims”) which Executive and Executive’s heirs, executors, administrators, and assigns have, had, or may hereafter have against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof (the “Release”). The Claims covered by this Release include, but are not limited to, all Claims relating to or arising out of Executive’s employment by the Company and the cessation thereof. The Claims covered by this Release also include, but are not limited to any and all Claims arising under any employment-related federal, state, or local statute, rule, or regulation, any federal, state or local anti-discrimination law, or any principle of tort, contract law or common law, including but not limited to, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, as amended, § 29 U.S.C. 206(d); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. §§ 200ff et seq., the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment Collection Law, and any other federal, state, or local statute; provided, however, that Executive does not release or discharge the Released Parties from any of the obligations of the Company to Executive under or pursuant to (i) the Company’s employee welfare benefit plans and employee pension benefit plans applicable to Executive, subject to the terms and conditions of those plans, (ii) Executive’s outstanding equity awards, subject to the terms and conditions of those awards, or (iii) claims for indemnification under the by-laws or policies of insurance of the Company, or under any indemnification agreement between Executive and the Company. It is understood that nothing in this Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Executive, any such wrongdoing being expressly denied.

If a Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceedings based on such a claim in which a Released Party is a party.

Executive represents and warrants that Executive fully understands the terms of this Release, that Executive is not waiving or releasing rights or claims that may arise after the Executive signs this Release, that Executive has been and hereby is encouraged to seek, and has sought, the benefit of advice of legal counsel, and that Executive knowingly and voluntarily, of Executive’s own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as Executive’s own free act. Except as otherwise provided herein, Executive understands that, as a result of executing this Release, Executive will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated Executive’s employment or violated any of Executive’s rights in connection with Executive’s employment or otherwise.

Executive further represents and warrants that, other than claims, charges, reports or disclosures protected under the whistleblower provisions of federal law or regulation (which are not covered by the remainder of this sentence), Executive has not filed, and will not file or initiate, or cause to be filed or initiated on Executive’s behalf, any lawsuit against any of the Released Parties before any federal, state, or local agency, court, or other body asserting any Claims barred or released in this Release, and will not voluntarily participate in such a proceeding. If Executive breaches this promise, and the action is found to be barred in whole or in part by this Release, Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this Release. Notwithstanding the foregoing, nothing in this Release shall preclude or prevent Executive from filing a lawsuit which challenges the validity of this Release. Nothing in this Release shall preclude or prevent Executive from filing a charge with the United States Equal Employment Opportunity Commission, Securities Exchange Commission, Occupational Health & Safety Administration or a similar state or local agency or pursuant to an applicable whistleblower statute. For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing in this Release shall (i) be construed to require Executive to make a representation or disclosure regarding any past reports (including voluntary reports) that Executive may have made that are protected under the whistleblower provisions of federal law or regulation or (ii) (x) prohibit Executive from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation, (y) require prior approval by the Company or notification to the Company of any such report or (z) prevent Executive from collecting a monetary award in connection with such report.

Executive may take twenty-one (21) days to consider whether to execute this Release and deliver it to the Company. Upon Executive’s execution of the Release, Executive will have seven days during which Executive may revoke such execution. In order for a revocation of the Release to be effective, written notice of such revocation must be received by Shawn Neuman, Esq. at 2929 Arch Street, Suite 1800, Philadelphia, PA 19104, within the aforementioned seven (7) day period. If seven (7) days pass without receipt of such notice of revocation, this Release shall become irrevocable.

IN WITNESS WHEREOF, Executive has executed this Release on the date indicated below.

EXECUTIVE

/s/ George D. Johnstone
George D. Johnstone

Date: 3/10/2026